Exhibit 99.1

Portola Pharmaceuticals Announces Additional Positive Phase 2

Proof-of-Concept Data for Andexanet Alfa (PRT4445*)

— Dose Dependent and Well-Tolerated Reversal of

XARELTO® (rivaroxaban) Anticoagulant Activity —

South San Francisco, Calif. (November 11, 2013) – Portola Pharmaceuticals, Inc. (NASDAQ: PTLA) today announced initial results from a Phase 2 proof-of-concept study of andexanet alfa, its investigational Factor Xa inhibitor antidote, in healthy volunteers who were administered the Factor Xa inhibitor XARELTO® (rivaroxaban). Results from the first two dosing cohorts of the study demonstrated that andexanet alfa is able to dose-dependently reverse the anticoagulant effects of XARELTO®. In addition, no serious adverse events were reported. These data, as well as data from additional cohorts evaluating higher doses of andexanet alfa, will be presented in a poster session on December 9, 2013 at the 55th American Society of Hematology (ASH) Annual Meeting and Exposition, which is being held in New Orleans from December 7-10, 2013.

Andexanet alfa is being developed as a potential first-in-class, universal antidote for patients who experience an uncontrolled bleeding episode or who require emergency surgery while being anticoagulated with a Factor Xa inhibitor. Registration-enabling studies are planned to begin in 2014 as part of a potential Accelerated Approval pathway to address the important unmet need due to a lack of an approved antidote.

“We are pleased with these initial data demonstrating a dose-dependent reversal of the Factor Xa inhibitor, XARELTO®. These findings are consistent with what we expect from andexanet’s mechanism of action, and the dose-dependent activity we have seen with andexanet alfa in our prior Phase 2 study with Eliquis®. We look forward to presenting data on additional cohorts evaluating higher doses of andexanet in healthy volunteers treated with XARELTO® at the ASH meeting in December,” said John T. Curnutte, M.D., Ph.D., executive vice president of research and development for Portola. “We are now increasingly confident that the positive proof-of-concept data shown with both Eliquis and XARELTO® to date will help us determine an appropriate and effective dosing regimen for all oral Factor Xa inhibitors and enoxaparin for use in the conduct of our planned pivotal registration studies.”

This randomized, placebo-controlled, double-blind, cohort dose-escalation Phase 2 proof-of-concept study treated healthy volunteers with an oral dose of XARELTO® at 20 mg qd for 6 days and then randomized them in a 6:3 ratio to andexanet alfa in different dosing cohorts. The first two cohorts received a single IV bolus of andexanet alfa at 210 mg or 420 mg, respectively. Within two minutes following completion of the 210 mg and 420 mg bolus of andexanet alfa, anti- Factor Xa activity decreased dose-dependently by 20 percent and 53 percent, respectively. XARELTO®-induced inhibition of thrombin generation and prolongation of both prothrombin time and activated clotting time were also rapidly reversed by andexanet alfa in a dose-dependent manner. Interim safety data showed that andexanet alfa was well tolerated, with no thrombotic events, or serious or severe adverse events reported. The abstract with these data is currently available on the ASH website.

Need for Reversal Agent for Factor Xa Inhibitors

Currently, millions of patients are treated with Factor Xa inhibitors for short-term use or chronic conditions in the G7 countries, and the anticoagulant market is expected to continue to grow with the adoption of novel oral anticoagulants. Clinical trial results suggest that, depending on their underlying medical condition, annually between 1 and 4 percent of these patients will experience major bleeding and an additional 1 percent will require emergency surgery. Based on these data and projected use of Factor Xa inhibitors, the Company estimates there could be approximately 500,000 hospital visits each year by patients who would benefit from an antidote by the year 2020. Currently, there is no antidote or reversal agent approved for use against Factor Xa inhibitors. Leading clinicians have identified, and the United States Food and Drug Administration (FDA) has recognized, the lack of an effective reversal agent for Factor Xa inhibitors as a significant unmet medical need.

Andexanet Alfa Clinical Development Program

Portola has entered into clinical collaboration agreements with all of the manufacturers of currently approved Factor Xa inhibitors, including Bristol-Myers Squibb and Pfizer (Eliquis® [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (Lixiana® [edoxaban]), while retaining all rights to the program. The Company is currently conducting a series of Phase 2 proof-of-concept studies in healthy volunteers to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of andexanet alfa after dosing of a direct or indirect Factor Xa inhibitor, including Eliquis®, XARELTO®, Lovenox® (enoxaparin), Lixiana® and Portola’s investigational oral Factor Xa inhibitor, betrixaban.

About Andexanet Alfa (PRT4445*)

Andexanet alfa is a novel recombinant, modified Factor Xa molecule that has the potential to be the first universal antidote to reverse the effects of Factor Xa inhibitors in patients who suffer an uncontrolled bleeding episode or require emergency surgery. Andexanet alfa is similar to native Factor Xa, but has been modified to restrict its biological activity, such as its ability to cleave thrombin, an enzyme involved in the clotting cascade. Andexanet alfa acts as a Factor Xa decoy that binds and sequesters direct Factor Xa inhibitors in the blood. Once bound to andexanet alfa, the Factor Xa inhibitors are unable to bind to and inhibit native Factor Xa. The native Factor Xa should then be available to participate in the coagulation process and restore hemostasis.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel therapeutics in the areas of thrombosis, other hematologic disorders and inflammation. Portola’s wholly-owned lead compound, betrixaban, is a novel, oral, once-daily Factor Xa inhibitor in Phase 3 development for extended-duration prophylaxis of a form of thrombosis known as venous thromboembolism (VTE) in acute medically ill patients. Currently, there is no anticoagulant approved for extended-duration VTE prophylaxis in this population. Portola’s second lead development candidate, andexanet alfa (PRT4445*), has the potential to be the first universal antidote to reverse the effects of Factor Xa inhibitors in patients who suffer an uncontrolled bleeding episode or who require emergency surgery. Portola retains full, worldwide commercial rights to andexanet alfa. Portola’s third product candidate, PRT2070, is an orally available kinase inhibitor that uniquely inhibits two validated tumor proliferation pathways — spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being studied in patients with genetically-defined hematologic cancers, as well as for patients who have failed therapy due to relapse or acquired mutations. Portola’s fourth program is partnered with Biogen Idec and is focused on the development of PRT2607, a selective Syk inhibitor. For more information, visit www.portola.com.

Forward-looking statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding andexanet alfa’s potential efficacy, safety, duration of activity and potential to reverse the effects of all Factor Xa inhibitors, our plans for future clinical studies and pursuit of an Accelerated Approval process for andexanet alfa and anticipated growth in the market for anticoagulants. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Portola’s estimates regarding its ability to initiate and/or complete its clinical studies; the success of Portola’s clinical studies and the demonstrated efficacy of Portola’s product candidates thereunder; regulatory developments in the United States and foreign countries; and Portola’s ability to attract and retain key scientific or management personnel. These and other risks and uncertainties are described more fully in Portola’s most recent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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*PRT4445 has a proposed International Nonproprietary Name (pINN) of andexanet alfa.

Investor Contact:	Media Contact:
Alexandra Santos Portola Pharmaceuticals ir@portola.com 650.246.7239	Joey Fleury BrewLife jfleury@brewlife.com 415.946.1090